                                  EXHIBIT 23.1
                                  ------------



                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Roberds, Inc. on Form S-8 of our report dated February 16, 1999 (March 10, 1999 as to Note D) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of Roberds, Inc. to continue as a going concern), appearing in the Annual Report on Form 10-K of Roberds, Inc. for the year ended December 31, 1998, of our report dated February 26, 1999, appearing in Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 1998, and of our report dated March 15, 1999, appearing in Amendment No. 2 to the Annual Report on Form 10-K/A for the year ended December 31, 1998.




/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Dayton, Ohio
September 21,  1999